EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is entered into as of November 10, 2025 by and among LeafBuyer Technologies, Inc., a corporation organized under the laws of the State of Nevada (“LeafBuyer” or the “Company”), LB Acquisition Corp., a corporation organized under the laws of the State of Delaware (“Acquisition”), RagingBull.com, LLC, a Delaware limited liability company (“RagingBull”), and the equityholders of RagingBull (the “RagingBull Holders”). The Company, Acquisition, RagingBull and the RagingBull Holders are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, the Company is a Nevada corporation whose shares of common stock, par value $0.001, issued and outstanding (the “LeafBuyer Common Stock”) are quoted on OTC Markets under the symbol “LBUY.”

WHEREAS, Acquisition is a wholly-owned subsidiary of the Company with 1,000 shares of common stock, par value $0.00001 per share (the “Acquisition Stock”) of which 100 shares will be issued and outstanding.

WHEREAS, RagingBull is a Delaware limited liability company of which all of the membership interests (the “RagingBull Interests”) are held by the RagingBull Holders.

WHEREAS, the Board of Directors of each of the Company and Acquisition and the managers of RagingBull ( the “RagingBull Managers”) have determined that it is fair to, and in the best interests of, their respective companies and shareholders for Acquisition to be merged with and into RagingBull, with RagingBull as the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth herein.

WHEREAS, the Board of Directors of each of the Company and Acquisition and the RagingBull Managers have approved the Merger in accordance with the Nevada Revised Statutes (“NRS”) and the Delaware Limited Liability Company Act (“LLCA”) and upon the terms and subject to the conditions set forth herein, and in the Certificate of Merger attached as Exhibit A hereto (the “Certificate of Merger”).

WHEREAS, in connection with the transactions contemplated by this Agreement and subject to Company board and shareholder approval, Acquisition board and shareholder approval, and satisfaction of notice requirements under relevant securities laws, rules, and self regulatory organizations, (a) the holders (the “Series A Holders”) of the Company’s Series A Super Voting Preferred Stock, par value $0.001 per share (“Series A Shares”) shall enter into a stock purchase agreement in the form attached hereto as Exhibit B whereby the Series A Holders shall transfer all of their 324,325 Series A Shares to Jeff Bishop (“Bishop”) for the purchase price of $1,000; (b) the Company and Bishop shall enter into a Note Consolidation and Amendment Agreement whereby all outstanding promissory notes made by the Company in favor of Bishop, with all accrued and unpaid interest, shall be exchanged for a new promissory note convertible into shares of LeafBuyer Common Stock (the “Debt Exchange”); (c) the Company shall sell 100% of the equity of its operating subsidiary, LB Media Group, LLC, a Colorado limited liability company (“LBMG”), comprising substantially all of the Company’s operating assets to the current management of the Company, or a new entity (“LB Newco”) formed and controlled thereby, which shall assume approximately $510,000 of Small Business Administration debt (the “SBA Debt”) owed by the Company as of the date of this Agreement (the “Spinoff”); and (d) the Company shall use the proceeds of such sale to pay down the debt owed the Marshall Lenders (defined below) pursuant to Section 6.6 hereof (the “Marshall Debt,” and, the transactions described in clauses (a) through (d) of this recital and clauses (i) through (iv) of the immediately succeeding recital shall be collectively referred to as the “Reorganization”).

WHEREAS, prior to the consummation of the Merger contemplated in this Agreement and subject to Company board and shareholder approval, the Company shall file an Information Statement on Schedule 14C with the U.S. Securities and Exchange Commission (the “Information Statement”) for disclosure of the approval by the holders of LeafBuyer’s capital stock of (i) the Merger; (ii) the name change of the Company to “RagingBull.com, Inc.” or such similar name as is available (the “Name Change”); (iii) the reverse split of the number of outstanding LeafBuyer shares on the basis of one (1) share per every one hundred fifty six (156) shares of LeafBuyer Common Stock outstanding (the “Reverse Split”) and (iv) transactions set forth in this Agreement, including the issuance as of the Effective Time (as hereinafter defined) of the Merger Shares (defined below) to the RagingBull Holders.

WHEREAS, at the Effective Time (as hereinafter defined), and as more fully set forth in Section 1.6 of this Agreement, all of the equity in RagingBull held by the RagingBull Holders shall be converted into the right to receive Fifteen Million (15,000,000) newly issued, post-split shares of LeafBuyer Common Stock (the “Merger Shares”), to be issued to the RagingBull Holders in accordance with their pro rata ownership of RagingBull, and after completion of all of the transactions contemplated by this Agreement and the Reorganization, the RagingBull Holders shall be the majority shareholders of the Company.

WHEREAS, for federal income tax purposes, it is intended that the Merger and the Reorganization shall qualify to the extent possible as a tax-free reorganization within the meaning of Section 368(b) and/or Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), as determined in good faith by the Company and RagingBull.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PLAN OF MERGER

1.1. Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger, Acquisition shall be merged with and into RagingBull in accordance with the provisions of the LLCA. At the Effective Time, the separate legal existence of Acquisition shall cease and RagingBull shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and shall continue its existence under the laws of the State of Delaware.

1.2. Effective Time. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of Delaware. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

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1.3. Closing. The closing of the Merger (the “Closing”) shall occur upon mutual satisfaction by the Parties of the closing conditions set forth in Articles V and VI hereof (the “Closing Date”). The Closing shall occur by the exchange of signatures, or at any location as determined by the Parties. At the Closing, all of the documents, certificates, agreements, and instruments referenced in Section 1.10 will be executed and delivered as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

1.4. Certificate of Formation, Operating Agreement and Officers of the Surviving Company.

(a) The Certificate of Formation of RagingBull, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the Certificate of Formation of the Surviving Company from and after the Effective Time until amended in accordance with applicable law and such Certificate of Formation.

(b) The Operating Agreement of RagingBull, as in effect immediately prior to the Effective Time in the form attached as Exhibit D hereto, shall be the Operating Agreement of the Surviving Company from and after the Effective Time until amended in accordance with applicable law, the Certificate of Formation of the Surviving Company, and such Operating Agreement.

(c) The officers listed in Exhibit E hereto shall comprise the officers of the Surviving Company and each shall hold their respective office or offices from and after the Effective Time until a successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Articles of Incorporation or Bylaws of the Company.

1.5. Assets and Liabilities. At the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition and RagingBull (collectively, the “Constituent Companies”); and all the rights, privileges, powers and franchises of each of the Constituent Companies, and all property, real, personal and mixed, and all debts due to any of the Constituent Companies on whatever account, as well as all other things in action or belonging to each of the Constituent Companies, shall be vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Company as they were of the several and respective Constituent Companies, and the title to any real estate vested by deed or otherwise in either of such Constituent Companies shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Companies shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Companies shall thenceforth attach to the Surviving Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.6. Manner and Basis of Converting Equity. At the Effective Time:

(a) By virtue of the Merger and without any action on the part of the shareholders of the Company, all of the shares of Acquisition Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such proportionate number of RagingBull Interests, so that at the Effective Time, the Company shall be the holder of all of the issued and outstanding RagingBull Interests; and

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(b) all of the RagingBull Interests issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Shares subject to and conditioned upon approval of the Reorganization by the shareholders of the Company and satisfaction of notice requirements with respect thereto under relevant securities laws, rules, and self-regulatory organizations.

(c) From and after the Effective Time, all such RagingBull Interests shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of RagingBull Interests shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 1.6 upon the surrender of such RagingBull Interests in accordance with Section 1.7 subject to and conditioned upon approval of the Reorganization by the shareholders of the Company and satisfaction of notice requirements with respect thereto under relevant securities laws, rules, and self-regulatory organizations.

(d) Adjustment of Merger Shares. The applicable Merger Shares shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into the Merger Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to LeafBuyer Common Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that it is acknowledged and agreed that the Reverse Split shall have been deemed to occur prior the issuance of the Merger Shares and as such shall not adjust the number of Merger Shares provided herein.

(e) Full Satisfaction. All Merger Shares paid to the RagingBull Holders in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of RagingBull Interests formerly represented by such RagingBull Holders, and from and after the Effective Time, there shall be no further registration of transfers of shares of RagingBull Interests on the stock transfer books of the Surviving Company. If, after the Effective Time, certificates or book-entry shares for LeafBuyer Common Stock are presented to the Company or the Surviving Company, they shall be cancelled and exchanged as provided in this Section 1.6.

(f) No Fractional Shares. No fractional shares of LeafBuyer Common Stock shall be issued upon the surrender of RagingBull Interests for exchange, no dividend or distribution with respect to LeafBuyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Company. Notwithstanding anything to the contrary contained herein, each holder of RagingBull Interests who would otherwise have been entitled to receive a fractional share of LeafBuyer Common Stock (after taking into account all RagingBull Interests owned by such Person) as a result of the Merger shall receive, in lieu thereof, an additional share of LeafBuyer Common Stock rounded up to the nearest whole share.

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1.7. The Company Capital Stock. The Company agrees that it will cause the Merger Shares at the Effective Time pursuant to Section 1.6(b) to be available for such purposes. The Company further covenants that at and upon consummation of the closing of the Reorganization, and including the issuance of the Merger Shares, there will be approximately 15,641,482 shares of the LeafBuyer Common Stock issued and outstanding, and that, no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding except as set forth herein and in Schedule 1.7.

1.8. Operation of Surviving Company. RagingBull acknowledges that upon the effectiveness of the Merger, and the compliance by the Company and Acquisition with their respective duties and obligations hereunder, the Company shall have the absolute and unqualified right to deal with the assets and business of the Surviving Company as its own property subject only to the limitations on the disposition or use of such assets or the conduct of such business as existed prior to the Merger.

1.9. Appointment of Officers and Directors. Simultaneously upon consummation of the Closing, the persons set forth on Exhibit F shall be appointed to serve as the Company’s officers and directors as set forth opposite each of their names to serve until such time as provided in the Bylaws of the Company.

1.10. Closing Events. At the Closing, each of the respective parties shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all officers’ certificates, opinions, financial statements, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, and the documents and certificates provided in Sections 5.2, 5.5, 5.6, 6.2, 6.4, 6.5, and 6.6, together with such other items as may be reasonably requested by the parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier.

1.11. Exemption From Registration. The Company and RagingBull intend that the Merger Shares to be issued pursuant to the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”) and from the qualification and registration requirements of any applicable state “Blue Sky” or securities laws.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND

WARRANTIES OF RAGINGBULL AND THE RAGINGBULL HOLDERS

RagingBull and the RagingBull Holders represent and warrant to the Company, that the following representations and warranties in this Article II are true and complete as of the date hereof and as of the Closing Date (or in the case of representations and warranties that by their terms speak as of a specified date, as of such specified date), subject to the exceptions disclosed in the disclosure schedules attached hereto (the “Schedules”) (referencing the appropriate section and subsection numbers of this Agreement; provided, however, that the information set forth in one section or subsection of the Schedules shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably material to a Company on the face of such disclosure), which exceptions shall be deemed to be part of, and qualifications to, the representations and warranties contained in this Article II. For purposes of this Article II, the phrase “to the knowledge of RagingBull” or any phrase of similar import shall be deemed to refer to the actual knowledge after due inquiry as to the matters that such phrase qualifies of the executive officers of RagingBull immediately before the Closing.

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2.1. Organization. RagingBull is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. RagingBull has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an RagingBull Material Adverse Effect (as hereinafter defined). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, including, without limitation, the issuance of shares reflecting ownership in RagingBull as a publicly traded company, will not, violate any provision of RagingBull’s organizational documents or of any agreement or contract to which RagingBull or the RagingBull Holders are a party or by which any of their respective assets are bound. RagingBull has taken all action required by laws, its organizational documents, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. RagingBull has full power, authority, and legal right and has taken or will take all action required by law, its organizational, and otherwise to consummate the transactions herein contemplated. For purposes of this Agreement, “RagingBull Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of RagingBull or its subsidiaries taken as a whole.

2.2. Capitalization.

(a) As of the date of this Agreement, one hundred percent (100%) of the RagingBull Interests are issued and outstanding as set forth on Schedule 2.2 hereto and no other class of equity or right to acquire RagingBull Interests are issued or outstanding. All of the issued and outstanding RagingBull Interests are duly authorized, validly issued, and fully paid, nonassessable and free of all pre-emptive rights. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to RagingBull.

(b) There are no agreements to which the RagingBull is a party or by which it is bound with respect to the voting (including, without limitation, voting trusts or proxies), registration under the Securities Act, or sale or transfer (including, without limitation, agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of RagingBull. To the knowledge of RagingBull, there are no agreements among other parties to which RagingBull is a party and by which it is bound with respect to the voting (including, without limitation voting trusts or proxies) or sale or transfer (including, without limitation, agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of RagingBull. All of the issued and outstanding RagingBull Interests were issued in compliance with applicable federal and state securities laws.

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2.3. Financial Statements.

(a) RagingBull shall have prepared and shall have delivered to the Company audited financial statements for the two fiscal years ended December 31, 2024 and December 31, 2023 which shall have been prepared in conformity with generally accepted accounting principles consistently applied and shall be the subject of an unqualified opinion of a recognized firm of independent certified public accountants reasonably acceptable to the Company (the “RagingBull Audited Financial Statements”). In addition, and on the Closing Date, RagingBull shall have prepared unaudited financial statements and notes thereto for the fiscal quarter closing within sixty (60) days of the Closing Date, comparative to the same quarter in the preceding fiscal year including income statements, balance sheets and statements of cash flow and stockholders equity which shall have been prepared in conformity with generally accepted accounting principles consistently applied, be in Form 10-Q format and have been reviewed by RagingBull’s independent certified public accountants (the “RagingBull Unaudited Financial Statements” and, collectively with the RagingBull Audited Financial Statements, the “RagingBull Financial Statements”).

(b) RagingBull has filed all income tax returns required to be filed by it from its inception to the date hereof. All such returns are complete and accurate in all material respects. RagingBull has made an entity classification (“check-the-box”) election under Section 7701 of the Code to be treated as a corporation for federal income tax purposes.

(c) RagingBull has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which RagingBull may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(d) No deficiency for any taxes has been proposed, asserted or assessed against RagingBull. There has been no tax audit, nor has there been any notice to RagingBull by any taxing authority regarding any such tax audit, or, to the knowledge of RagingBull, is any such tax audit threatened with regard to any taxes or RagingBull tax returns. RagingBull does not expect the assessment of any additional taxes of RagingBull for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of RagingBull.

(e) The books and records, financial and otherwise, of RagingBull are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.4. Disclosure. No representation or warranty by RagingBull contained in this Agreement or in any of the agreements or other documents executed pursuant to this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of RagingBull pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. RagingBull has disclosed to the Company all material information relating to the business of RagingBull or the transactions contemplated by this Agreement.

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2.5. Undisclosed Liabilities. RagingBull has no material liability (whether known, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities which have arisen in the Ordinary Course of Business (as hereinafter defined) and (b) contractual and other liabilities incurred in the Ordinary Course of Business. As used in this Article II, “Ordinary Course of Business” means the ordinary course of RagingBull’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.6. Absence of Certain Changes or Events. Except as set forth in Schedule 2.6 hereto, since the date of the latest balance sheet included in the RagingBull Financial Statements:

(a) except in the Ordinary Course of Business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of RagingBull; or (ii) any damage, destruction, or loss to RagingBull (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of RagingBull; and

(b) RagingBull has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the Ordinary Course of Business; (ii) paid any material obligation or liability not otherwise in the Ordinary Course of Business (absolute or contingent) other than current liabilities reflected in or shown on the most recent RagingBull balance sheet, and current liabilities incurred since that date in the Ordinary Course of Business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the Ordinary Course of Business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the Ordinary Course of Business if such amendment or termination is material, considering the business of RagingBull; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

2.7. Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of RagingBull, threatened by or against RagingBull, or affecting RagingBull, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.8. No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which RagingBull is a party or to which any of its properties or operations are subject.

2.9. Contracts. RagingBull has provided, or will provide, the Company copies of all material contracts, agreements, franchises, license agreements, or other commitments to which RagingBull is a party or by which it or any of its assets, products, technology, or properties are bound.

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2.10. Compliance With Laws and Regulations.

(a) RagingBull has complied with all applicable statutes and regulations of any federal, state, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of RagingBull.

(b) RagingBull is and at all times since its execution and delivery by RagingBull has been, in compliance with the 2022 settlement agreement (the “FTC Settlement Agreement”) between the Company and the U.S. Federal Trade Commission (the “FTC”) in connection with the claims concerning unfair trade practices by RagingBull brought against RagingBull in 2021 (the “FTC Settlement”). An accurate and complete copy of the FTC Settlement Agreement has been provided to the Company.

(c) No statutes, rules, regulations, orders, agreements, or other regulatory authority prohibits RagingBull from having its shares publicly traded. The FTC Settlement and the underlying conduct do not, and nothing in the FTC Settlement Agreement, prevent RagingBull from having its shares publicly traded in the U.S.

2.11. Approval of Agreement. The RagingBull Managers and the RagingBull Holders will have authorized the execution and delivery of this Agreement by RagingBull and will have approved the transactions contemplated hereby prior to the Closing. This Agreement has been duly and validly executed and delivered by RagingBull and constitutes a valid and binding obligation of RagingBull, enforceable against RagingBull in accordance with its terms.

2.12. Title and Related Matters. RagingBull has good and marketable title to all of its properties, interest in properties, and assets, real and personal, free and clear of all liens, pledges, charges, or encumbrances except statutory liens or claims not yet delinquent, those arising in the Ordinary Course of Business, and those disclosed in Schedule 2.12 hereto.

2.13. Governmental Authorizations. RagingBull has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by RagingBull of this Agreement and the consummation by RagingBull of the transactions contemplated hereby.

2.14. Continuity of Business Enterprises. RagingBull has no commitment or present intention to liquidate RagingBull or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

2.15. RagingBull Holders. The RagingBull Holders have full right, power, and authority to transfer, assign, convey, and deliver their respective RagingBull Interests; and delivery of such RagingBull Interests at the Closing will convey to the Company good and marketable title to such RagingBull Interests free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such RagingBull Interests being held by the Company.

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2.16. No Brokers. RagingBull has not entered into any contract with any person, firm or other entity that would obligate RagingBull or the Company to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated hereby.

2.17. Subsidiaries. RagingBull has no subsidiaries.

2.18. Intellectual Property. RagingBull owns or has the right to use all Intellectual Property (as hereinafter defined) necessary (a) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by RagingBull to other parties (together, the “Customer Deliverables”) and (b) to operate the internal systems of RagingBull that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”). The Intellectual Property owned by or licensed to RagingBull and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “RagingBull Intellectual Property”). Each item of RagingBull Intellectual Property will be owned or available for use by the Company immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. RagingBull has taken all reasonable measures to protect the proprietary nature of each item of RagingBull Intellectual Property. To the knowledge of RagingBull, (i) no other person or entity has any rights to any of RagingBull Intellectual Property owned by RagingBull except pursuant to agreements or licenses entered into by RagingBull and such person in the ordinary course, and (ii) no other person or entity is infringing, violating or misappropriating any of RagingBull Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all patents and patent applications, copyrights and registrations thereof, computer software, data and documentation, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, trademarks, service marks, trade names, domain names and applications and registrations therefor, and other proprietary rights relating to any of the foregoing.

2.19. Certain Business Relationships With Affiliates. Except as set forth in Schedule 2.19 hereto, or as contemplated by employment agreements, consulting agreements and the agreements contemplated by the transactions contemplated by this Agreement, no affiliate of RagingBull (a) owns any property or right, tangible or intangible, which is used in the business of RagingBull, (b) has any claim or cause of action against RagingBull, or (c) owes any money to, or is owed any money by, RagingBull.

2.20. Accredited Investor Representations. Based on representations that RagingBull has received from RagingBull Holders:

(a) Each RagingBull Holder is acquiring the Merger Shares in their own name and for its own account for investment purposes and not for the benefit or account of any other person or entity and is not acquiring the Merger Shares, or any part thereof, with a view to resale, transfer or, distribute such shares.

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(b) Each RagingBull Holder is (i) an Accredited Investor (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act); (ii) has knowledge and experience in financial and business matters and is fully capable of evaluating the merits and risks of an investment in the Merger Shares; (iii) is familiar with the business of the Company and has had access to all material information concerning its investment in the Company; (iv) has received all of the information it considers necessary or appropriate for deciding whether to acquire the Merger Shares; (v) has the financial ability to bear the economic risk of the investment in the Merger Shares (including the complete loss of its investment); (vi) has adequate means of providing for its current needs and contingencies and has no need for liquidity with respect to its investment in the Merger Shares; and (vii) has relied upon its own investigation and the express representations of Company and Acquisition set forth in Article III.

(c) Each RagingBull Holder understands that (i) the Merger Shares will be characterized as “restricted securities” under the federal securities laws and that the Merger Shares are being acquired in a transaction not involving a public offering; (ii) the Merger Shares’ have not been, and will not be, registered under the Securities Act, or any other state securities laws, and the Company is issuing the Merger Shares in a transaction exempt from the registration requirements thereof; and (iii) the Merger Shares may not be offered, sold, transferred, pledged, hypothecated, or otherwise disposed of unless such disposition is registered under the Securities Act and/or any other applicable state securities laws or is exempt from registration thereunder.

2.21. Compliance With Laws and Regulations. RagingBull:

(a) is in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a RagingBull Material Adverse Effect;

(b) has materially complied with all federal and state securities laws and regulations;

(c) has not, and the past and present officers, directors and affiliates of RagingBull have not, been the subject of, nor does any officer or director of the Company have any reason to believe that RagingBull or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency (i) alleging a violation of securities laws or (ii) having regulatory authority over such entity or person; and

(d) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation.

2.22. Insurance. RagingBull’s policies provide adequate and customary coverage for the operation of RagingBull’s business as currently operated and are sufficient for compliance by RagingBull with all requirements of law and all material agreements to which RagingBull is a party or by which any of the assets of RagingBull are bound. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and RagingBull has complied with all terms and conditions of such policies, including premium payments. None of the insurance carriers has indicated to RagingBull its intention to cancel, or alter the coverage under such policies. All applications for such policies are accurate in all material respects. RagingBull does not have any claim pending against any of the insurance carriers under such policies and, to the knowledge of RagingBull, there has been no actual or alleged occurrence of any kind which would give rise to any such claim and RagingBull has not made any claims under any such policy at any time, except for those specified claims set forth on Schedule 2.22.

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ARTICLE III

REPRESENTATIONS, COVENANTS, AND

WARRANTIES OF THE COMPANY AND ACQUISITION

The Company and Acquisition represent and warrant to RagingBull that the following representations and warranties in this Article III are true and complete as of the date hereof and as of the Closing Date (or in the case of representations and warranties that by their terms speak as of a specified date, as of such specified date), subject to the exceptions disclosed in the disclosure schedules attached hereto (the “Schedules”) (referencing the appropriate section and subsection numbers of this Agreement; provided, however, that the information set forth in one section or subsection of the Schedules shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably Company on the face of such disclosure) and are subject to and qualified by publicly available information contained in filings by the Company with the U.S. Securities and Exchange Commission prior to the Effective Time, which exceptions shall be deemed to be part of, and qualifications to, the representations and warranties contained in this Article III. For purposes of this Article III, the phrase “to the knowledge of the Company,” “to the knowledge of Acquisition,” or any phrase of similar import shall be deemed to refer to the actual knowledge after due inquiry as to the matters that such phrase qualifies of the executive officers of the Company or Acquisition, as applicable, immediately before the Closing.

3.1. Organization.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Company Reports (as hereinafter defined) are complete and correct copies of the Articles of Incorporation and Bylaws of the Company, and all amendments thereto, as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company’s Articles of Incorporation or Bylaws. The Company has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, Bylaws, or otherwise to consummate the transactions contemplated hereby.

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(b) Acquisition is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Attached hereto as Exhibits G and H, respectively, are complete and correct copies of the Certificate of Incorporation and Bylaws of Acquisition, and all amendments thereto, as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Acquisition’s Certificate of Incorporation or Bylaws. Acquisition has taken all action required by law, its Certificate of Incorporation, its Bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Acquisition has full power, authority, and legal right and has taken all action required by law, its Certificate of Incorporation, Bylaws, or otherwise to consummate the transactions contemplated hereby.

3.2. Capitalization.1

(a) As of the date of this Agreement, the Company’s authorized capital stock consists of 160,000,000 shares, par value $0.001 of which 150,000,000 are designated as LeafBuyer Common Stock of which 100,071,075 shares are outstanding and 10,000,000 shares are designated blank check preferred stock of which 324,325 shares of Series A Preferred Stock are issued and outstanding. Except as set forth on Schedule 3.2(a), there are no outstanding or authorized options, warrants, rights, agreements, or commitments to which the Company is a party, or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. There are no agreements among other parties to which the Company is a party and by which it is bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding shares of the LeafBuyer Common Stock were issued in compliance with applicable federal and state securities laws. The Merger Shares to be issued at the Closing pursuant this Agreement, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all pre-emptive rights.

(b) The authorized capital stock of Acquisition consists of 1,000 shares of common stock, par value $0.00001 per share, of which 100 shares will be issued and outstanding. All of the issued and outstanding shares of common stock of Acquisition are owned by the Company. All the issued and outstanding shares of common stock of Acquisition are duly authorized, validly issued, fully paid, nonassessable and free of all pre-emptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Acquisition is a party or which are binding upon Acquisition providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Acquisition. There are no agreements to which Acquisition is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Acquisition.

_________________________________

1 NTD: LB to confirm.

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(c) Acquisition is a wholly-owned subsidiary of the Company that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date.

3.3. Financial Statements. The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports (collectively, the “Company Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (c) fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, and (d) are consistent with the books and records of the Company.

3.4. Securities Act and Exchange Act Filings. The Company has furnished or made available to RagingBull complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended June 30, 2025, and (b) all other reports filed by the Company under Section 13 or 15(d) of the Exchange Act and all proxy or information statements filed by the Company under subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since December 31, 2020 (such documents are collectively referred to herein as the “Company Reports”). The Company Reports constitute all of the documents required to be filed by the Company under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from March 21, 2017 through the date of this Agreement. The Company Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. Each the Company Report filed under the Exchange Act was filed on or before its due date (if any) or within the applicable extension period provided under the Exchange Act. As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5. Undisclosed Liabilities. Except as set forth in the Company Financial Statements, neither the Company nor any Subsidiary has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Reports, (d) liabilities which have arisen since the date of the Company Reports in the Ordinary Course of Business (as hereinafter defined) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. As used in this Article III, “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past custom and practice (including with respect to frequency and amount).

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3.6. Absence of Certain Changes or Events. Except as set forth in this Agreement, Schedule 3.6 hereto, or in the Company Reports, since the date of the latest balance sheet included in the Company Reports:

(a) there has not been any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of the Company or Acquisition (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of the Company or Acquisition;

(b) neither the Company nor Acquisition has (i) amended its Articles of Incorporation or Bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of the Company or Acquisition; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

(c) neither the Company nor Acquisition has (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the Ordinary Course of Business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent the Company Reports and current liabilities incurred since that date in the Ordinary Course of Business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $50,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $50,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Company or Acquisition; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement;

(d) to the knowledge of the Company, it has not become subject to any statute or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of the Company; and

(e) to the knowledge of Acquisition, it has not become subject to any statute or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Acquisition.

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3.7. Title and Related Matters. The Company has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the Company Reports or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the Ordinary Course of Business), free and clear of all liens, pledges, charges, or encumbrances except:

(a) statutory liens or claims not yet delinquent;

(b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and

(c) as described in the Company Reports.

3.8. Litigation and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of the Company, threatened by or against or affecting the Company, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as specifically disclosed in the Company Reports.

3.9. Contracts. The Company is not a party to any material contract, agreement, or other commitment, except as specifically disclosed in the Company Reports.

3.10. No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which it or any of its assets or operations are subject.

3.11. Governmental Authorizations. Except as disclosed in the Company Reports, the Company is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

3.12. Compliance With Laws and Regulations. Except as disclosed in the Company Reports, to the knowledge of the Company, the Company:

(a) is in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined);

(b) has materially complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c) has not, and the past and present officers, directors and affiliates of the Company have not, been the subject of, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

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(d) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor is it a party to any material litigation;

(e) has not, and the past and present officers, directors and affiliates have not, been the subject of, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;

(f) is not immediately prior to the Closing a “blank check company” as such term is defined by Rule 419 adopted under the Securities Act; and

(g) immediately prior to the Closing will not be a “shell company” as such term is defined by Rule 12b-2 adopted under the Exchange Act.

For purposes of this Agreement, a “Company Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company or its subsidiaries taken as a whole.

3.13. Insurance. The Company’s policies provide adequate and customary coverage for the operation of the Company’s business as currently operated and are sufficient for compliance by the Company with all requirements of law and all material agreements to which the Company is a party or by which any of the assets of Seller are bound. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and Seller has complied with all terms and conditions of such policies, including premium payments. None of the insurance carriers has indicated to the Seller its intention to cancel, or alter the coverage under such policies. All applications for such policies are accurate in all material respects. The Company does not have any claim pending against any of the insurance carriers under such policies and, to the knowledge of the Company, there has been no actual or alleged occurrence of any kind which would give rise to any such claim and the Company has not made any claims under any policy at any time, except for those specified claims set forth on Schedule 3.13.

3.14. Approval of Agreement. At the Closing, the board of directors of the Company (the “Company Board”) and the Shareholders of Acquisition shall have authorized the execution and delivery of this Agreement by the Company and Acquisition and have approved this Agreement and the transactions contemplated hereby.

3.15. Material Transactions With Affiliates. Except as disclosed herein and in the Company Reports, there exists no material contract, agreement, or arrangement between the Company and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record or known by the Company to own beneficially any common stock of the Company and which is to be performed in whole or in part after the date hereof or was entered into not more than three (3) years prior to the date hereof.

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3.16. Employment Matters. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Company Material Adverse Effect. None of the Company’s or any of its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in material compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.17. No Brokers. The Company has not entered into any contract with any person, firm or other entity that would obligate RagingBull or the Company to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

3.18. Subsidiaries. The Company has two subsidiaries, (i) LB Media Group, LLC, a Colorado limited liability company, and (ii) Acquisition.

3.19. Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. the Company has disclosed to RagingBull all material information relating to the business of the Company or the transactions contemplated by this Agreement.

ARTICLE IV

SPECIAL COVENANTS

4.1. Current Report. In connection with the execution of this Agreement, the Company shall file a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”). The Company shall cause the Current Report to be filed with the SEC no later than four (4) business days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws.

4.2. Company Stockholder Approval; Information Statement.

(a) Prior to the execution of this Agreement, the Company’s Board of Directors, the Series A Holders, the RagingBull Holders and the RagingBull Managers shall have executed a written consent and resolution authorizing and approving, subject to the applicable notice and consent requirements, the Merger and the Reorganization and such other matters as the Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger, the Reorganization, and the other transactions contemplated by this Agreement (the “Stockholder Approval”), the Company and RagingBull shall prepare and file with the SEC an Information Statement on Schedule 14C (as amended or supplemented from time to time, the “Information Statement”) for the purpose of disclosing the Stockholder Approval prior to the Closing. In connection with the Information Statement, the Company and RagingBull will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable law and applicable proxy solicitation rules.

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(b) Each of the Company and RagingBull shall use their reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form and (ii) mailed to the stockholders of the Company, in each case as promptly as practicable after, and in any event within two (2) Business Days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement.

(c) The Company covenants and agrees that the Information Statement will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the NRS, and the LLCA, and will not contain any untrue statement of a material fact with respect to the Company or omit to state any material fact with respect to the Company required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. RagingBull covenants and agrees that the information supplied by or on behalf of RagingBull, concerning itself or its affiliates, to the Company for inclusion in the Information Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither party makes any covenant, representation or warranty with respect to statements made in the Information Statement, if any, based on information provided by the other party or its subsidiaries or any of their Representatives regarding such other party or its affiliates, for inclusion therein.

(d) RagingBull shall reasonably cooperate with the Company and provide, and cause its Representatives to provide, the Company and its Representatives, with all true, correct and complete information regarding the Company or its Subsidiaries that is required by Law to be included in the Information Statement or reasonably requested by the Company to be included in the Information Statement.

4.3. Actions of RagingBull. Prior to the Closing, RagingBull shall cause and demonstrate to the Company the following actions have been taken by the written consent of the RagingBull Holders:

(a) the approval of this Agreement and the transactions contemplated hereby; and

(b) such other actions as the Company may determine are necessary or appropriate.

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4.4. Access to Properties and Records. The Company and RagingBull will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of the Company or RagingBull in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or RagingBull as the other shall from time to time reasonably request.

4.5. Delivery of Books and Records. At the Closing, RagingBull shall deliver to the Company, RagingBull’s minute books, books of account, contracts, records, and all other books or documents.

4.6. Actions Prior to Closing by Both Parties.

(a) From and after the date of this Agreement until the later of the Closing Date and the closing of the Reorganization, and except as permitted or contemplated by this Agreement, the Company, RagingBull and Acquisition will each: (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business; (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) Except as set forth herein and as contemplated by the Reorganization, from and after the date of this Agreement until the Closing Date and the later of the closing of the Reorganization, none of the Company, RagingBull, or Acquisition will: (i) make any change in their organizational documents, charter documents, operating agreement, or Bylaws; (ii) take any action described in Section 2.6 in the case of RagingBull, or in Section 3.6 in the case of the Company or Acquisition (all except as permitted therein or as disclosed in the applicable party’s schedules); (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the Ordinary Course of Business involving the sale of goods or services, or (iv) make or change any material tax election, settle or compromise any material tax liability or file any amended tax return.

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4.7. Indemnification.

(a) Indemnification by RagingBull. RagingBull hereby agrees to pay for, defend, hold harmless, and indemnify the Company and Acquisition and each of the officers, holders of Series A Preferred Stock of the Company, agents, representatives, and directors of the Company and Acquisition as of the date of this Agreement and their respective successors and assigns, including, without limitation, LBMG and LB Newco (such indemnities, collectively, the “Company Indemnitees”), against any loss, liability, claim, damage, or expense of whatever kind or nature (including, but not limited to, any and all judgments, interest, award, penalties, fines, accounting or attorneys’ fees, costs, and expenses, and expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Losses”), to which it or they may become subject arising out of or based on (i) any inaccuracy appearing in or misrepresentation made in Article II, (ii) claims by or on behalf of any past or present shareholders of the Company relating to or arising out of (A) the transactions contemplated by this Agreement, or the Reorganization, (B) the Information Statement, other than with respect to claims arising solely from the inaccuracy of information contained therein provided by the Company, (C) the assertion or attempted assertion of any stockholder of the Company of any appraisal or dissenters rights or any right to have such stockholders’ shares repurchased by the Company, or (D) any alleged breach or violation of securities laws, rules, regulations, or requirements of self-regulatory organizations related to RagingBull or any of the foregoing. The indemnification provided for in this Section 4.7(a) shall survive the Closing and consummation of the transactions contemplated hereby and shall survive the termination of this Agreement pursuant to Section 7.1. The current and former officers and directors of the Company shall be express third party beneficiaries of this Section 4.7(a) and shall be entitled to enforce this Section 4.7(a) against RagingBull and its affiliates, successors and assigns, including, without limitation, the Company, as if such third party beneficiaries were parties to this Agreement. RagingBull agrees to pay and be responsible for initial payment of all indemnifiable Losses contemplated by this Section 4.7(a) as a matter of first resort promptly upon notification in writing by any Company Indemnitee of the details of such Losses, and no Company Indemnitee shall be required to first pay such Losses in order for RagingBull to be obligated to pay such indemnifiable amounts in the first instance.

(b) Indemnification by the Company. The Company hereby agrees to defend and indemnify RagingBull and each of the officers or agents of RagingBull as of the date of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred “in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article III. The indemnification provided for in this Section 4.7(b) shall survive the Closing and consummation of the transactions contemplated hereby and shall survive the termination of this Agreement pursuant to Section 7.1(c).

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(i) If any party entitled to indemnification hereunder (an “Indemnified Party”) receives notice of the assertion of any claim for Losses or the commencement of any proceeding with respect to a matter subject to indemnity hereunder (a “Claim”), notice thereof (a “Claim Notice”) shall promptly be given to the party having the obligation to indemnify the Indemnified Party (the “Indemnifying Party”). The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party ’s rights to indemnification hereunder, except to the extent the Indemnifying Parties forfeit rights or defenses by reason of such delay or failure, and, in such them, the amount of reimbursement to which the Indemnified Party is entitled shall be reduced only by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Claim Notice been timely delivered. After receipt of a Claim Notice, if (x) the Indemnifying Parties produces a notice of election within fifteen (15) days of receiving the Claim Notice, and (y) acknowledges in writing that it agrees to indemnify the Indemnified Party for all Losses in connection with such Claim Notice, the Indemnifying Parties shall have the right, but not the obligation to (i) take control of the defense and investigation of such Claim, (ii) employ and engage attorneys of its own choice (subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed) to handle and defend the same, at the Indemnifying Parties’ sole cost and expense, and (iii) compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party; provided, that such consent will not be required if (A) such settlement includes an unconditional release of the Indemnified Party and provides solely for payment of monetary damages for which the Indemnified Party will be indemnified in full and (B) does not require or involve any admission of wrong doing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Parties will not have the right to assume the defense of a Claim if (1) the Indemnifying Parties fail to actively and diligently conduct the defense of the Claim (after notice and reasonable opportunity to cure), (2) the Indemnified Party has received advice from counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Parties in connection with the defense of such Claim, (3) such Claim seeks a finding or admission of a violation of any criminal law by the Indemnified Party, (4) such Claim seeks an injunction or other equitable remedies in respect of an Indemnified Party or its business, (5) such Claim relates to a material customer or material supplier, or (6) such Claim is reasonably likely to result in Losses that, taken with any other then existing claims under this Article IV, would not be fully indemnified hereunder.

(ii) In the event that the Indemnifying Parties defend the Indemnified Party against a Claim, the Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Parties’ request, with the Indemnifying Parties and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom, including, if appropriate and related to such Claim, in making any counterclaim against the claimant, or any cross complaint against any Person, in each case, at the expense of the Indemnifying Parties. The Indemnified Party may, at its own sole cost and expense, monitor and further participate in (but not control) the investigation, trial and defense of such Claim and any appeal arising therefrom. “Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any governmental authority.

(iii) Notwithstanding anything to the contrary herein, if the Indemnifying Parties do not assume such defense and investigation or do not acknowledge in writing within a reasonable period, but no later than thirty (30) days, after receipt of the Claim Notice their obligation to indemnify the Indemnified Party against any Losses arising from such Claim, then the Indemnified Party shall have the right to retain separate counsel of its choosing, defend such Claim and have the sole power to direct and control such defense (all at the cost and expense of the Indemnifying Parties if it is ultimately determined by a court of law with jurisdiction on the Claim that the Indemnified Party is entitled to indemnification hereunder); it being understood that the Indemnified Party’s right to indemnification for a Claim shall not be adversely affected by assuming the defense of such Claim. Notwithstanding anything herein to the contrary, whether or not the Indemnifying Parties shall have assumed the defense of such Claim, the Indemnified Party shall not settle, compromise or pay such Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

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ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF

THE COMPANY AND ACQUISITION

The obligations of the Company and Acquisition under this Agreement are subject to the satisfaction, at or before the Closing or as otherwise set forth below, of the following conditions:

5.1. Accuracy of Representations; Performance. The representations and warranties made by RagingBull in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and RagingBull shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by RagingBull prior to or at the Closing. The Company may request to be furnished with a certificate, signed by a duly authorized officer of RagingBull and dated the Closing Date, to the foregoing effect.

5.2. Officer’s Certificates. The Company shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of RagingBull to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of RagingBull threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in a disclosure schedule, by or against RagingBull which might result in any material adverse change in any of the assets, properties, business, or operations of RagingBull.

5.3. No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of RagingBull, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of RagingBull.

5.4. Company Approvals. The Company shall have obtained the approval of the Board of Directors and the affirmative vote of a majority of the votes of the holders of the outstanding voting capital stock of LeafBuyer approving the Merger and the Reorganization (the “LeafBuyer Shareholders”).

5.5. Other Items.

(a) The Company shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as the Company may reasonably request.

(b) The transactions contemplated by this Agreement shall have been approved by a majority of the RagingBull Managers and a majority of the RagingBull Holders.

(c) Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from RagingBull’s lenders, creditors, vendors and lessors, as applicable.

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(d) RagingBull shall have prepared and shall have delivered to the Company audited financial statements since inception through December 31, 2024 which shall have been prepared in conformity with generally accepted accounting principles consistently applied and shall be the subject of an unqualified opinion of a recognized firm of independent certified public accountants reasonably acceptable to the Company. In addition, and on the Closing, RagingBull shall have prepared unaudited financial statements and notes thereto for the fiscal quarter closing within sixty (60) days of the Closing Date, comparative to the same quarter in the preceding fiscal year including income statements, balance sheets and statements of cash flow and stockholders equity which shall have been prepared in conformity with generally accepted accounting principles consistently applied, be in Form 10-Q format and have been reviewed by RagingBull’s independent certified public accountants.

(e) Approval of the transactions contemplated by this Agreement by the Company Board.

(f) The Company and the acquirors of LBMG or substantially all of its assets shall have entered into definitive agreements for the sale of LBMG or substantially all of its assets to the prospective purchasers thereof as of the Closing.

(g) Prior to the closing of the Reorganization (the Company shall have obtained necessary shareholder approval and filed an Information Statement on Schedule 14C with the U.S. Securities and Exchange Commission for the approval of the Reorganization.

5.6. Good Standing. The Company shall have received certificates of good standing from the State of Delaware, dated as of a date within five (5) days prior to the Closing Date certifying that RagingBull is in good standing as a limited liability company in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF RAGINGBULL

The obligations of RagingBull under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1. Accuracy of Representations; Performance. The representations and warranties made by the Company and Acquisition in this Agreement were true when made and shall be true as of the Closing Date in all material respects (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and the Company and Acquisition shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company and Acquisition prior to or at the Closing. RagingBull shall have been furnished with a certificate, signed by a duly authorized executive officer of the Company and dated the Closing Date, to the foregoing effect.

6.2. Officer’s Certificate. RagingBull shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of the Company to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

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6.3. No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of the Company nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of the Company.

6.4. Good Standing. RagingBull shall have received certificates of good standing from the Secretary of State of Nevada, or other appropriate office, dated as of a date within five (5) days prior to the Closing Date certifying that the Company and Acquisition, respectively, are in good standing as corporation in the state of Nevada and have filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

6.5. Other Items.

(a) RagingBull shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as RagingBull may reasonably request.

(b) RagingBull shall have conducted a complete and satisfactory due diligence review of the Company, as determined in the sole and absolute discretion of RagingBull.

(c) The transactions contemplated by this Agreement shall have been approved by the Board of Directors of the Company and Acquisition.

(d) Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from the Company’s lenders, creditors, vendors and lessors, as applicable.

(e) The Parties shall have prepared and agreed upon the content of Form 8-K to be filed pursuant to Section 4.1 hereof.

6.6. Debt Exchange Agreements. The Company agrees that prior to or simultaneously in connection with the Closing, the Company shall have obtained necessary approval and entered into the requisite agreements for: (a) the a Note Consolidation and Amendment Agreement, in the form attached hereto as Exhibit I, whereby all outstanding promissory notes made by the Company in favor of Bishop, together with any and all accrued interest and fees, shall be exchanged for a new promissory note convertible into shares of LeafBuyer Common Stock, in the form attached hereto as Exhibit J; (b) the sale of substantially all of the Company’s assets (the “Asset Sale”) for $750,000 (the “Marshall Payoff Amount”) and payment of such proceeds from such sale to Adam Marshall, Allan Marshall, and MFA Holdings Corp. and their affiliates (collectively, the “Marshall Lenders”) in exchange for the retirement and cancellation of the original principal amount of the promissory notes made in favor of the Marshall Lenders (the “Marshall Lenders Notes”) excluding all accrued and unpaid interest on the Marshall Lenders Notes (the “Marshall Debt Interest”) owed by the Company to the Marshall Lenders on the Marshall Debt pursuant to and in accordance with the form of the Exchange Agreement attached hereto as Exhibit K (the “Exchange Agreement”); and (c) the Company shall enter into a new convertible promissory note with the Marshall Lenders in the amount of the Marshall Debt Interest plus the amount by which, if any, the Marshall Payoff Amount exceeds the proceeds of the Asset Sale, convertible into shares of LeafBuyer Common Stock, in the form attached hereto as Exhibit L (collectively, the “Debt Exchange”). For avoidance of doubt, to be set forth in the Exchange Agreement, the assets transferred in the Asset Sale will be transferred free and clear of any debt, lien or otherwise from the Marshall Lenders, irrespective of the Marshall Payoff Amount.

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ARTICLE VII

TERMINATION

7.1. Termination.

(a) This Agreement may be terminated by either the RagingBull Managers or the Company Board at any time prior to the Closing Date if: (i) there shall be any actual or threatened in writing action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors or members, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the Merger contemplated by this Agreement; (ii) any of the transactions contemplated hereby are disapproved or impeded in a material manner by any regulatory authority whose approval is required or whose impediment would materially inhibit the parties ability or advisability in the judgment of such board of directors or managers, made in good faith and based on the advice of counsel, to consummate such transactions or in the judgment of such board of directors or managers, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Merger; (iii) there shall have been any change after the date of the latest balance sheets of RagingBull or the Company, respectively, in the assets, properties, business, or financial condition of RagingBull or the Company, which could have a materially adverse effect on the value of the business of RagingBull or the Company, respectively, as the case may be, dated as of the date of execution of this Agreement; or (iv) the Closing Date shall not have occurred by April 1, 2026, or such other date as Company and RagingBull may agree upon in writing. In the event of termination pursuant to this Section 7.1(a), no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions contemplated hereby; provided, however, that notwithstanding the foregoing in any event RagingBull shall pay up to $50,000 of the Company’s expenses, including attorneys’ costs, fees and expenses, in connection with the negotiation, drafting, and execution of this Agreement and the transactions contemplated hereby.

(b) This Agreement may be terminated at any time prior to the Closing by action of the Company or Acquisition if RagingBull fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of RagingBull contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for five (5) days after written notice of such failure is provided to RagingBull. If this Agreement is terminated pursuant to this Section 7.1(b), this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

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(c) This Agreement may be terminated at any time prior to the Closing by action of the RagingBull Managers if the Company or Acquisition fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of the Company or Acquisition contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for five (5) days after written notice of such failure is provided to the Company. If this Agreement is terminated pursuant to this Section 7.1(c), this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

ARTICLE VIII

MISCELLANEOUS

8.1. Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Nevada. Any dispute arising under or in any way related to this Agreement will be determined exclusively in the Federal or State Courts, for the County of New York, State of New York.

8.2. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

8.3. Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.4. Confidentiality. The Company, on the one hand, and RagingBull, on the other hand, will keep confidential all information and materials regarding the other party designated by such party as confidential. The provisions of this Section 8.4 shall not apply to any information which is or shall become part of the public domain through no fault of the party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. The Company and RagingBull agree that no public disclosure will be made by either party of the existence of the transactions contemplated by this Agreement or any of its terms without first advising the other party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

8.5. Expenses. Each Party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement; provided, however, that RagingBull shall pay up to $50,000 of the Company’s expenses, including attorneys’ costs, fees and expenses, in connection with the negotiation, drafting, and execution of this Agreement and the transactions contemplated hereby.

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8.6. Schedules; Knowledge. Each Party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

8.7. Third Party Beneficiaries. This contract is solely between the Company, Acquisition and RagingBull and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

8.8. Entire Agreement. This Agreement represents the entire agreement between the parties relating to the transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.9. Survival. The representations and warranties of the respective Parties shall survive the Closing and the consummation of the transactions contemplated hereby.

8.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

8.11. Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

8.12. Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing party shall use reasonable efforts to advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

8.13. Taxes. RagingBull and the RagingBull Holders shall be responsible for the preparation and payment of all income taxes related to the business of RagingBull for the periods before and after the Merger, provided, that the Company shall cooperate to give RagingBull or Acquistion, as the case may be, the benefit of any carryforward losses of the Company. Following the Reorganization, the Company and its successors shall not restate or amend any past taxes of the Company without the LeafBuyer Shareholders’ prior written consent.

(Signature page to follow.)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above-written.

LEAFBUYER TECHNOLOGIES INC.

By:
Name: Kurt Rossner
Title: President

LB ACQUISITION CORP.

By:
Name: Kurt Rossner
Title: President

RAGINGBULL.COM, LLC

By:
Name:
Title:

RAGINGBULL HOLDERS:

JEFF BISHOP

JASON BOND

MFA Holdings Corp.

By:
Name: Allan Marshall Title: CEO

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